EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)




                                                               Three Months Ended                 Six Months Ended
                                                                    June 30,                          June 30,
PRIMARY                                                        1997            1996              1997             1996
                                                          -------------   -------------     -------------    -------------
Earnings:
    Net income (loss) applicable to primary earnings
           per share calculation                          $    (16,222)   $      6,776      $     33,638     $     20,429
                                                          =============   =============     =============    =============


Weighted average number of shares outstanding                  146,728         146,662           146,705          145,949
                                                          =============   =============     =============    =============


Net income (loss) per share - primary                     $      (0.11)   $       0.05      $       0.23     $       0.14
                                                          =============   =============     =============    =============



FULLY DILUTED

Earnings:
    Net income (loss)                                     $    (16,222)   $      6,776       $    33,638     $     20,429
    Add:   Interest relating to 5.5% convertible
              subordinated notes, net of tax                     1,629           1,629             3,259            3,259
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                           110             110               221              221
                                                          -------------   -------------     -------------    -------------
    Net income (loss) applicable to fully diluted
           earnings per share calculation                 $    (14,483)   $      8,515      $     37,118     $     23,909
                                                          =============   =============     =============    =============

Weighted average number of shares outstanding:
    Common shares                                              146,728         146,662           146,705          145,949
    Additional shares relating to conversion of
       5.5% convertible subordinated notes                       6,505           6,505             6,505            6,505
                                                          -------------   -------------     -------------    -------------
                                                               153,233         153,167           153,210          152,454
                                                          =============   =============     =============    =============

Net income (loss) per share - fully diluted (a)           $      (0.09)   $       0.06      $       0.24     $       0.16
                                                          =============   =============     =============    =============



(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.